                                                                     EXHIBIT 3.1

                         CERTIFICATE OF DETERMINATION
                                      OF
                                 CHATCOM, INC.
                           A CALIFORNIA CORPORATION



     The undersigned, James B. Mariner and James R. Spievak, hereby certify that:

     a. They are the duly elected and acting President and Assistant Secretary, respectively, of ChatCom, Inc., a California corporation (the "Company").

     b. All shares of Series B Preferred Stock that had been outstanding previously have been converted into shares of the Company's Common Stock (the "Common Stock"), there currently are no shares of Series B Preferred Stock outstanding, and the decrease in the number of shares constituting that Series is 1,000, which was the entire number of authorized shares of that Series. The Company's board of directors adopted the following resolution for this purpose:

          RESOLVED FURTHER, that the number of authorized shares of the Company's Series B Preferred Stock is hereby reduced from 1,000 to 0, the certificate of determination whereby the Series B Preferred Stock was established is no longer in force and the Series B Preferred Stock is no longer authorized as a series of the Company's preferred stock;

     c. All shares of Series C Preferred Stock that had been outstanding previously have been converted into shares of the Company's Common Stock, there currently are no shares of Series C Preferred Stock outstanding, and the decrease in the number of shares constituting that Series is 1,000, which was the entire number of authorized shares of that Series. The Company's board of directors adopted the following resolution for this purpose:

          RESOLVED FURTHER, that the number of authorized shares of the Company's Series C Preferred Stock is hereby reduced from 1,000 to 0, the certificate of determination whereby the Series C Preferred Stock was established is no longer in force and the Series C Preferred Stock is no longer authorized as a series of the Company's preferred stock;

     d. The number of shares of Series D Convertible Preferred Stock is 5,000, of which 2,496 shares are issued and outstanding.

     e. The number of shares of Series E Convertible Redeemable Preferred Stock of the Company is 2,000, none of which have been issued.

     f. Pursuant to authority given by the Company's Articles of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation, as amended, of the Company provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

     WHEREAS, the Company has 5,000 authorized shares of Series D Preferred Stock, of which 2,496 shares are outstanding and, except for shares of Series E Preferred Stock, no other shares of any series of Preferred Stock authorized or outstanding; and

     WHEREAS, the Company has 2,000 authorized shares of Series E Convertible Redeemable Preferred Stock, of which none are outstanding and, except for shares of Series D Preferred Stock, no other shares of any series of Preferred Stock are authorized or outstanding;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a series of Preferred Stock as follows:

     1.   Designation of Series; Rank of Series.  The designation of such
          -------------------------------------
series of Preferred Stock is Series E Convertible Redeemable Preferred Stock ("Series E Preferred Stock"). The number of shares constituting such series is 2,000, with a stated value of $1,000 per share. Shares of Series E Preferred Stock converted, redeemed or purchased by the Company shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of the Series E Preferred Stock shall rank pari passu

                                       2.
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and share in dividends and other distributions on a pro rata basis with the
Series D Preferred Stock and with shares of any other series of preferred stock hereafter issued by the Company with substantially equivalent rights, preferences, privileges and limitations as those of this Series.

     2.   Dividends.  Each holder of the outstanding Series E Preferred Stock
          ---------
shall be entitled to receive, in cash or shares of the Common Stock, at the Company's option, cumulative dividends at the annual rate of 8.0% of the stated value of the Series E Preferred Stock per share of Series E Preferred Stock, payable semiannually on September 30 and March 31 of each year after the Closing Date (as defined below) on which such shares were issued, without any further action or declaration by the Company's Board of Directors or shareholders of the Company, out of funds legally available therefor. Such dividends shall be cumulative so that if such dividends shall not have been declared and paid for all shares of Series E Preferred Stock at the time outstanding, the deficiency shall be declared and paid for such shares before the Company makes any Distribution (as hereinafter defined) to the holders of Common Stock or Preferred Stock of any other series junior to the Series E Preferred Stock. Accrued but unpaid dividends shall not bear interest. "Distribution" in this paragraph 2 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase or redemption of shares of the Company for cash or property (except for an exchange of shares of the Company or shares acquired by the Company from employees pursuant to the terms of any employee incentive plan, agreement or arrangement) including any such transfer, purchase or redemption by a subsidiary of the Company. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Company, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Company acquires the shares in such exchange. The Board of Directors may fix a record date for the determination of holders of Series E Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof. Upon notice of conversion or redemption, if not previously declared, the Board of Directors shall declare, out of funds legally available therefor, dividends on the Series E Preferred Stock in shares of Common Stock, or at the Company's option if permitted by law, in cash, at the annual rate of 8.0% of the stated value of the Series E Preferred Stock from the date of issuance to the date of conversion or redemption of such shares of Series E Preferred Stock. If upon redemption or conversion of shares of Series E Preferred Stock the Company elects to pay accrued

                                       3.
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dividends on such shares in shares of Common Stock, the number of shares of
Common Stock shall be determined by dividing the amount of such accrued dividends as of the redemption date or the Conversion Date (as defined below) by the Conversion Price (as defined below) on the applicable redemption date or Conversion Date.

     3.   Voting Rights.   The holders of Series E Preferred Stock shall not be
          -------------
entitled to vote upon any matters presented to the stockholders, except as provided by law and except that without the approval of holders of a majority of the outstanding shares of Series E Preferred Stock, the Company shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Series E Preferred Stock as to liquidation rights, (b) amend, alter or repeal, by any means, the Articles of Incorporation if the powers, preferences, or special rights of the Series E Preferred Stock would be adversely affected, or (c) become subject to any restriction on the Series E Preferred Stock, other than restrictions arising under the General Corporation Law of the State of California or existing under the Articles of Incorporation as in effect on September 10, 1997; provided, however, that the creation of additional series of Preferred Stock with substantially equivalent rights, preferences, privileges and limitations as those of this Series E Preferred Stock shall not be a violation of this Section 3.

     4.   Liquidation, Dissolution or Winding Up.  In the event of a voluntary
          --------------------------------------
or involuntary liquidation, dissolution or winding up of the Company, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount per share of Series E Preferred Stock equal to the stated value of such share of Series E Preferred Stock and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 2 hereof, to the date that payment is made available to the holders of Series E Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of shares of stock of the Company junior in rank to the Series E Preferred Stock.

     If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series E Preferred Stock and other series of preferred stock that upon liquidation, dissolution or winding up share pari passu with the Series E Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Series E Preferred Stock and such other series of Preferred Stock.

                                       4.
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     A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 4.

     5.   Conversion Rights.  (a)   Each holder of Series E Preferred Stock
          -----------------
shall have the right, exercisable at the option of such holder at any time after the dates set forth below, to convert, subject to the terms and provisions set forth herein, the shares of Series E Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined below) on the applicable Conversion Date (as defined below). The shares of Series E Preferred Stock may be issued at one or more dates (each a "Closing Date") to one or more holders. No shares of Series E Preferred Stock may be converted during the first 50 days after the Closing Date on which such shares were issued. Commencing on the 51st day after a Closing Date and continuing until the close of business on the 90th day after a Closing Date, an aggregate cumulative total of one-half of all shares issued to all holders of the Series E Preferred Stock on the applicable Closing Date may be converted into shares of Common Stock. Commencing on the 91st day after the Closing Date for any shares of Series E Preferred Stock, all shares of Series E Preferred Stock issued on the Closing Date shall thereafter be convertible into Common Stock.

          (b) The Company shall have the right to redeem the Series E Preferred Stock, in whole or in part, as provided in paragraph 13.

     6.   Conversion Price.  Each share of Series E Preferred Stock shall be
          ----------------
converted into a number of shares of Common Stock determined by dividing $1,000 and accrued dividends by an amount equal to the lesser of (a) $1-3/8 (the "First Market Price"), or (b) 75% of the Market Price on the Conversion Date (the "Variable Price"). The lesser of the First Market Price and the Variable Price is herein referred to as the "Conversion Price." For purposes of determining the Variable Price, the "Market Price" shall be (i) if the Common Stock is listed or admitted to trade on a national securities exchange, on the Nasdaq National Market ("NNM"), or on the Nasdaq SmallCap Market ("SmallCap"), the average of the last closing bid prices of the Common Stock for the five (5) trading days immediately preceding the Conversion Date (in the case of the Variable Price), on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade or on the NNM or SmallCap markets, as the case may be; or (ii) if the Common Stock is not listed or admitted to trade on an exchange or a system that publishes daily closing prices, the average closing bid prices as reported by such other inter-dealer quotation system as may list the Common Stock. The First Market Price shall be subject to further adjustment as set forth in paragraph 8.

                                       5.

     7.   Conversion Procedure.   The holder of any shares of the Series E
          --------------------
Preferred Stock may exercise its rights to convert such shares into shares of Common Stock by surrendering the share certificates for the Series E Preferred Stock to be converted to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, with the conversion certificate (provided by the Company to the holder of such shares) executed by the holder thereof, or a specified portion of such shares (as provided in the conversion certificate, but for not less than $50,000 aggregate stated value of Series E Preferred Stock), and accompanied, if required by the Company, by proper assignment in blank. The date of execution of such certificate and delivery by facsimile to the Company at (818) 822-1424 (or such other facsimile number as shall be given to the holder by the Company) shall be defined as the "Conversion Date," provided share certificates are delivered within three (3) business days to the Company or its transfer agent.

     If the holder of such certificate wishes the certificate or certificates for the shares of Common Stock to be issued in another name, the holder shall specify the name or names in which such shares of Common Stock are to be issued. In case such Conversion Certificate shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business day after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series E Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series E Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series E Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

     Shares of the Series E Preferred Stock may be converted at any time up to but not after the close of business on the fifth business day of the ten day redemption notice period for such shares pursuant to paragraph 13.

                                       6.

     8.   First Market Price Adjustments.  The First Market Price shall be
          ------------------------------
subject to adjustment from time to time upon the occurrence of certain events as follows:

          (a)  Reclassifications or Combinations.  If the Company shall combine
               ---------------------------------
or reclassify the outstanding Common Stock into a smaller number of shares, the First Market Price in effect at the time of the record date of such combination or reclassification shall be proportionately adjusted by multiplying such price by a fraction, the numerator of which is the number of shares being surrendered to the Company and the denominator of which is the number of shares being issued by the Company in such combination or reclassification (i.e. in the case of a 2-for-5 reverse stock split the First Market Price would be multiplied by five and divided by two). If such combination or reclassification shall occur during the five-trading-day period used to calculate the Variable Price, a similar adjustment shall be made to the closing prices for the trading days during such period prior to such combination or reclassification.

          (b)  Rounding of Calculations; Minimum Adjustment.  All calculations
               --------------------------------------------
under this paragraph 8 shall be made to the nearest cent. No adjustment in the First Market Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (c)  Adjustments for Consolidation, Merger, etc.  If the Company shall
               ------------------------------------------
at any time consolidate with or merge into another corporation (where the Company is not the continuing corporation after such merger or consolidation), the holder of Series E Preferred Stock shall thereafter be entitled to receive, upon the conversion of the shares of Series E Preferred Stock, the securities or property to which a holder of the number of shares of Common Stock then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger had such holder converted immediately prior to such consolidation or merger (subject to subsequent adjustments under paragraph 8 hereof), and the Company shall take such steps in connection with such consolidation or merger as may be reasonably necessary to assure such holder that the provisions of this Certificate of Determination, shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the conversion of the Series E Preferred Stock, including, but not limited to, obtaining a written acknowledgment from the continuing corporation of its obligation to supply such securities or property upon such conversion. A sale of all or substantially all of the assets of the Company shall be deemed a consolidation or merger for the foregoing purposes.

                                       7.

     9.   Voluntary Adjustment.  The Company may make, but shall not be
          --------------------
obligated to make, such decreases in the First Market Price and the Variable Price so as to increase the number of shares of Common Stock into which the Series E Preferred Stock may be converted, in addition to those required by paragraph 8, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

     10.  Reservation of Shares of Common Stock for Conversion.  The Company
          ----------------------------------------------------
shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series E Preferred Stock that are then outstanding. The Company shall use its reasonable best efforts to take the action necessary to increase the number of reserved shares from time to time if needed, and to increase the number of authorized shares of Common Stock if such an increase should become necessary to effect conversion of all shares of Series E Preferred Stock that are then outstanding.

     11.  Notice of Adjustment of First Market Price.  Whenever the First Market
          ------------------------------------------
Price is adjusted as herein provided, the Company shall forthwith file with any transfer agent or agents, if any, for the Series E Preferred Stock, and at the principal office of the Company, a statement signed by the President or a Vice-President and by the Chief Financial Officer or the Secretary or the Assistant Secretary of the Company setting forth the adjusted First Market Price. The statement so filed shall be open to inspection by any holder of record of shares of Series E Preferred Stock. The Company shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series E Preferred Stock at their addresses appearing on the books of the Company or supplied by such holder to the Company for the purpose of notice.

     12.  Fractional Shares in Conversion.  The Company shall not be required to
          -------------------------------
issue fractions of shares of Common Stock on the conversion of Series E Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Company shall purchase such fraction for an amount in cash equal to the Market Price at the Conversion Date multiplied by such fraction. If more than one certificate for shares of Series E Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this paragraph 12 shall be made to the nearest one-hundredth of a share.

                                       8.

     13.  Redemption.
          ----------

          (a)  Mandatory Redemption.  If on September 1, 1998 the resale of all
               --------------------
of the shares of Common Stock issuable upon conversion of the then outstanding shares of Series E Preferred Stock is not at that time duly registered with the Securities and Exchange Commission on Form S-3, or on another appropriate form for such registration (the "Registration Statement"), the Company, at the demand of any holder, and subject to applicable California law, shall thereafter during any period when a Registration Statement is not effective redeem such holder's shares of Series E Preferred Stock for a total amount equal to the Market Price times the number of shares of Common Stock into which such shares of Series E Preferred Stock are convertible on the date of such demand, and shall also pay to such holder accrued dividends on such shares of Series E Preferred Stock, whether or not declared, to the redemption date.

          (b)  Voluntary Redemption.  Shares of the Series E Preferred Stock may
               --------------------
be redeemed, at the option of the Company by resolution of its Board of Directors, in whole or in part, upon fifteen days written notice, at any time after the later of January 31, 1998 or 50 days after the effective date of a Registration Statement for a total amount equal to 133% of the stated value of Series E Preferred stock, and shall also pay to such holder accrued dividends on such shares of Series E Preferred Stock, whether or not declared, to the redemption date. In case of the redemption of a part only of the outstanding shares of Series E Preferred Stock, the shares to be redeemed shall be selected pro rata from each record holder of such shares. During the first ten business days of such fifteen-day period, each holder of shares of the Series E Preferred Stock shall have the right to convert such shares as provided above.

     At least fifteen days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series E Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Company on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series E Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price, together with accrued dividends to the date fixed for redemption. If less than all the shares represented by any such surrendered certificate are

                                       9.

redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series E Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease to accrue and all other rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price, together with accrued and unpaid dividends to the date fixed for redemption, without interest, upon surrender of their certificates therefor. If such notice of redemption shall have been given, and if on the date fixed for such redemption the Company shall fail for any reason (other than force majeure) to redeem the shares of Series E Preferred Stock for which it gave such notice, the Company shall no longer be entitled to redeem such shares.

     RESOLVED FURTHER, that the President and Assistant Secretary of the Company be, and hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

                                      10.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  September 10, 1997    /s/ James B. Mariner
                            -------------------------------
                            James B. Mariner, President

                                      11.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  September 10, 1997    /s/ James R. Spievak
                            -------------------------------
                            James R. Spievak,
                            Assistant Secretary

                                      12.